EXHIBIT 99.1

PRESS RELEASE

DATE:	CONTACT:
December 6, 2011	Courtney Degener 213-271-1600

ENVIRONMENTAL IMPACT REPORT ISSUED FOR CADIZ VALLEY WATER PROJECT
New Participant also joins the Project

LOS ANGELES, CA – Cadiz Inc. [NASDAQ: CDZI] is pleased to announce two new developments related to the Company’s Cadiz Valley Water Conservation, Recovery and Storage Project (“Project”), including the issuance of the Project’s Draft Environmental Impact Report (“EIR”) and the addition of California Water Service Company, the third largest water utility in the U.S., as a Project Participant. The Project proposes to provide a new, reliable water supply to Southern California communities by capturing and conserving thousands of acre-feet of native groundwater that will otherwise be lost to evaporation from the aquifer system beneath the Company’s property in California’s Mojave Desert.

About the Draft EIR

The Draft EIR, which provides a detailed Project description and examines the potential for environmental impacts, was published for public review on December 5, 2011 by the Santa Margarita Water District (“SMWD”). SMWD is the second largest water retail agency in Orange County, a Project Participant and the Lead Agency for the Project’s California Environmental Quality Act (“CEQA”) review and permitting process. The Draft EIR is available at http://www.smwd.com/operations/cadiz-project-draft-eir.html.

A key component of the Project’s environmental review and permitting process, the Draft EIR was compiled following more than two years of significant technical analysis and field survey of environmental resources at the Project area, including critical resources of the desert environment such as vegetation, mountain springs, and water and air quality.  The Draft EIR considered the peer-reviewed technical reports, as well as independently collected data, existing reports and a new state of the art Groundwater Management, Monitoring and Mitigation Plan (GMMMP) to complete its analysis of the Project.  The Draft EIR summarizes that, with the exception of unavoidable short-term construction emissions, by implementing the measures developed in the GMMMP, the Project will avoid any significant impacts to desert resources.

 “An extraordinary amount of technical work has been undertaken by countless professionals and we are grateful for the careful evaluation that has led to the completion of the DEIR.” said Scott Slater, President and General Counsel of Cadiz Inc. “We look forward to the next phase of the process and demonstrating our commitment to implementing the Project in an environmentally-responsible manner.”

The public will have the opportunity to comment on the Draft EIR until February 13, 2012. During this comment period, SMWD will conduct two public meetings and hold an informational workshop to answer questions about the Draft EIR and its supporting technical and scientific reports.  Following the close of the comment period, a Final EIR will be compiled responding to public comments. Once complete, the Final EIR will be brought to the SMWD Board of Directors for certification and Project approval.  Following the completion of all environmental requirements, construction of Project facilities would begin.

New Participant – Cal Water

In addition to the ongoing permitting process, the Company also announced today that it has entered into an Option Agreement with California Water Service Company (“Cal Water”) for conserved water and carry-over storage capacity in the Project.  Cal Water is the sixth water provider to join the Project.  With the addition of Cal Water, 80% of the water to be conserved annually by the Project is now under option.

The terms of Cal Water’s participation in the Project are consistent with those previously announced for the other Project Participants.  Cal Water will have the right to acquire a firm, annual water supply of 5,000 acre-feet and will also have the option to acquire storage capacity in the Project to manage this new supply in complement with its other water resources.  These rights will be exercisable upon completion of the CEQA process.

Cal Water, the third largest investor-owned American water utility, distributes and sells water to 1.7 million Californians through 435,000 connections. Its 24 separate water systems serve 63 communities from Chico in Northern California to the Palos Verdes Peninsula in Southern California.  Cal Water is the largest subsidiary of the California Water Service Group [NYSE: CWT] (“CWSG”), which also includes Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, and CWS Utility Services. For more information, visit http://www.calwater.com.

About the Project

The Project proposes to capture and conserve thousands of acre-feet of native groundwater that will otherwise be lost to evaporation and deliver approximately 50,000 acre-feet per year to Southern California water providers.  The Project’s second phase also offers approximately one million acre-feet of aquifer storage capacity that can be used to carry-over – or “bank” – annual supplies, without the high rates of evaporative loss suffered by local surface reservoirs.

To safeguard the environment, the Project’s state-of-the-art GMMMP includes specific monitoring and mitigation features to provide the broadest assurance that the Project will be operated in a manner that causes no harm.  The GMMMP would provide a broad monitoring and mitigation safety net for Project operations.

All Project facilities will be built on privately-owned land to ensure protection and preservation of nearby wilderness areas and undisturbed federal lands. Current water provider participants include SMWD, Three Valleys Municipal Water District, Suburban Water Systems, Golden State Water Company, Jurupa Community Services District, and California Water Service Company.  The Arizona & California Railroad Company, which owns and operates the railroad right-of-way to be used by the Project’s proposed water conveyance pipeline, will receive water from the Project as well as appurtenant power and access rights for railroad purposes.  Cadiz is also in discussions with additional water providers interested in acquiring rights to the remaining annual supply conserved by the Project and is exploring opportunities with additional parties related to the imported storage component of the Project.

About Cadiz Inc.

Founded in 1983, Cadiz Inc. is a publicly-held renewable resources company that owns 70 square miles of property with significant water resources and clean energy potential in eastern San Bernardino County, California.  The Company is engaged in a combination of water supply and storage, organic farming and solar energy projects.  In 2009 Cadiz adopted a wide-ranging “Green Compact” to implement environmental conservation and sustainable management practices at its properties.  For more information about Cadiz, visit www.cadizinc.com.

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This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company. Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.